Contact:  Jillian Bartley at LANB, 505 954-5425, jillianb@lanb.com

October 18, 2013
FOR IMMEDIATE RELEASE:

New Mexico Community Leader Jim Goodwin Named to TCC Board of Directors

On October 17, 2013, Trinity Capital Corporation (TCC) appointed James (Jim) E. Goodwin Jr. as the newest member of the TCC Board of Directors. Goodwin, a retired partner at PricewaterhouseCoopers and long-time active community leader in New Mexico, has extensive accounting and financial expertise.

"TCC's staff and current Board of Directors are happy to welcome Mr. Goodwin to our team. His extensive experience in the local business and nonprofit community will bring value and insight to our board," said Jerry Kindsfather, TCC's Chairman of the Board of Directors. "We have a very strong leadership foundation in place and are pleased with this appointment."

Goodwin will serve on TCC's Board of Directors, as Chair of its Audit Committee, as well as be a member of various internal committees.  Goodwin was named a member of the Los Alamos National Bank Board of Directors on July 18, 2013.

Prior to his retirement, Goodwin held a number of national and international leadership roles at PricewaterhouseCoopers, the largest of the "big four" accounting firms, and served as a member of the firm's Board of Partners and Principals. He is currently a member of the Audit Committee for the New Mexico State Investment Council.

Goodwin has served on a number of New Mexico non-profit boards and currently serves on the boards of the Museum of New Mexico Foundation and the National Dance Institute of New Mexico.

He is a graduate of Virginia Polytechnic Institute and State University with a B.S. in Accounting and served on the Advisory Board for its College of Business-Department of Accounting and Information Technology. Goodwin and his wife Gail have lived in Santa Fe for more than 20 years.

Los Alamos National Bank (LANB) is the largest locally-owned bank and the third largest bank in New Mexico with current assets of more than $1.5 billion. Through the responsive work of 360 professional employees, LANB is proud to offer a full range of banking services with the highest degree of customer service to businesses and residents in Northern New Mexico and the Albuquerque metro area. A true community bank with six full-service locations, LANB ranks as one of the top mortgage lenders in the state. LANB has been voted "Best Bank in Santa Fe" by the readers of the Santa Fe Reporter for the past eight years. LANB was the first corporation in New Mexico, as well as the first and only bank in the nation, to earn the prestigious Malcolm Baldrige National Quality Award. Founded in 1963, LANB is a subsidiary of Trinity Capital Corporation headquartered in Los Alamos, N.M. For more information, visit LANB.com or call 505-662-5171 (Los Alamos/Santa Fe) or 505-449-5100 (Albuquerque).
# # #